Exhibit 10.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION

AMENDMENT NO. 5 TO AMENDED AND RESTATED

MASTER REPURCHASE AGREEMENT

Amendment No. 5 to Amended and Restated Master Repurchase Agreement, dated as of February 28, 2018 (the “Amendment”), between UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”) and CALIBER HOME LOANS, INC. (the “Seller”).

RECITALS

The Buyer and the Seller are parties to (a) that certain Amended and Restated Master Repurchase Agreement, dated as of November 25, 2016 (as amended by Amendment No. 1, dated as of June 16, 2017, Amendment No. 2, dated as of December 13, 2017, Amendment No. 3, dated as of January 12, 2018, and Amendment No. 4, dated as of February 2, 2018, the “Existing Repurchase Agreement”, as further amended by this Amendment, the “Repurchase Agreement”) and (b) that certain Pricing Letter, dated as of November 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Pricing Letter”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement and the Pricing Letter, as applicable.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1.Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by:

1.1 deleting the definition of “Change in Control” in its entirety and replacing it with the following:

“Change in Control” shall mean:

(a) at any time prior to a public offering of the stock of Seller, the LSF Parties cease to collectively own, directly or indirectly, at least 50.01% or more of the ownership interests of Seller; or

(b) at any time after a public offering of the stock of Seller, any “person” or “group” other than the LSF Parties owns, directly or indirectly at least 35% or more of the ownership interests of Seller; or

(c) the sale, transfer, or other disposition of all or substantially all of the Seller’s assets (excluding any such action taken in connection with any securitization transaction).

1.2 adding the following new definitions in their proper alphabetical order:

“LSF Parties” shall mean Lone Star Fund VI (U.S.), L.P., LSF VI International 2, L.P., Lone Star Fund V (U.S.), L.P., LSF V International Finance, L.P. and/or their Affiliates.

“Minimum Buydown Threshold” shall have the meaning set forth in the Pricing Letter.

“Minimum Utilization Threshold” shall have the meaning set forth in the Pricing Letter.

“Operating Account Rate” shall have the meaning set forth in the Pricing Letter.

SECTION 2.Payment, Transfer; Accounts. Section 9 of the Existing Repurchase Agreement is hereby amended by:

2.1 deleting clause (d) in its entirety and replacing it with the following:

(d) Operating Account. From time to time, Seller may provide funds to Buyer for deposit to an interest bearing account (the “Operating Account”) in accordance with this Section 9. The Operating Account shall be a subaccount of an interest-bearing savings account (the “Omnibus Account”) maintained by Buyer as agent for the benefit of Seller and other sellers of mortgage related assets with a bank determined by Buyer its sole discretion (the “Depository”). The Buyer shall have non-exclusive withdrawal rights from the Operating Account. Seller acknowledges that Buyer acts as Seller’s agent for the limited purpose of placing funds with the Depository, and that funds held by Buyer as Seller’s agent are not a deposit account or other liability of Buyer. Buyer shall maintain records of Seller’s interest in the funds maintained in the Omnibus Account. Withdrawals may be paid by wire transfer or any other means chosen by Buyer from time to time in its sole discretion.

2.2 deleting clause (f) in its entirety and replacing it with the following:

(f) Buydown Amount. The Buydown Amount shall be held as unsegregated cash margin and collateral for all Obligations under this Agreement. Without limiting the generality of the foregoing, in the event that a Margin Call or other Default or an Event of Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount and to withdraw such amount from the Operating Account in Buyer’s sole discretion to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, Seller. Regardless of whether a Margin Call or other Default or an Event of Default exists, Buyer also may withdraw interest paid to the Operating Account in its discretion from time to time, and without prior notice to or consent from the Seller, as a full or partial off-set to Seller’s obligation hereunder to pay the Price Differential. Within [***] receipt of written request from Seller, and provided no Margin Call or other Default or an Event of Default exists, Buyer shall (x) withdraw any portion of such Buydown Amount from the Operating Account and promptly remit such amount back to Seller and (y) implement the applicable changes to the Purchase Price Percentages set forth on Schedule 1-A or Schedule 1-B to the Pricing Letter. Seller shall not be permitted to make a deposit or withdraw from the Operating Account which would result in more than one (1) change per week to the Purchase Price Percentages set forth on Schedule 1-A and Schedule 1-B to the Pricing Letter.

2.3 adding the following new clause at the end thereof:

(h) Operating Account Interest. To the extent the Minimum Buydown Threshold is met and the Minimum Utilization Threshold was met for the prior calendar month, the Buydown Amount shall accrue interest at the Operating Account Rate; provided that in no event shall interest accrue (x) on amounts in excess of the Minimum Buydown Threshold or (y) to the extent the Buydown Amount is less than the Minimum Buydown Threshold:

(i) The Depository calculates interest accrual daily on the basis of funds credited to the Operating Account, but credits interest monthly. As a result, interest will not begin to compound until credited in the month following its accrual. The Depository credits interest to the Operating Account in the month following its accrual on a schedule set by Depository from time to time, which may result in a delay in interest crediting as late as the twentieth (20th) day of the calendar month.

(ii) The Depository accrues interest on funds deposited to the Operating Account beginning on the day on which such funds are received in the Operating Account, and through, but not including, the day on which funds are withdrawn from the Operating Account.

(iii) Interest paid on funds in the Operating Account at the Operating Account Rate shall be credited to the Operating Account unless otherwise withdrawn by Buyer at the direction of Seller as provided herein.

SECTION 3.Scheduled Indebtedness. Section 11(p) of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing them with the following:

(p) Scheduled Indebtedness. Without the prior written consent of Buyer, Seller shall not incur any additional material Indebtedness (other than (i) the Scheduled Indebtedness listed under the definition thereof including any increase in the amounts due thereunder, (ii) Indebtedness incurred in connection with mortgage financing facility, mortgage servicing facility or servicing advance facility (including, without limitation, any warehouse, repurchase, purchase or similar credit facility), (iii) usual and customary accounts payable for a mortgage company and (iv) any capital lease obligation having obligations that are outstanding or will be payable in the aggregate during the next twelve (12) month period of [***] or less).

SECTION 4.Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

4.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received this Amendment, executed and delivered by duly authorized officers of the Buyer and Seller and satisfactory to the Buyer in form and substance.

SECTION 5. Ratification of Agreement. As amended by this Amendment, the Existing Repurchase Agreement is in all respects ratified and confirmed and the Existing Repurchase Agreement as so modified by this Amendment shall be read, taken, and construed as one and the same instrument.

SECTION 6. Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 10 of the Repurchase Agreement. Seller hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 7. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 8. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 9. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. The parties agree that this Amendment, any documents to be delivered pursuant to this Amendment and any notices hereunder may be transmitted between them by email and/or by facsimile. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment. The original documents shall be promptly delivered, if requested.

SECTION 10. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 11. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER SHALL BE GOVERNED BY E-SIGN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Buyer and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, as Buyer

By:	/s/ Kimberly Browne
	Name:	Kimberly Browne
	Title:	Managing Director

By:	/s/ Chi Ma
	Name:	Chi Ma
	Title:	Director

CALIBER HOME LOANS, INC., as Seller

By:	/s/ Vasif Imtiazi
	Name:	VASIF IMTIAZI
	Title:	EVP/DEPUTY CFO

Signature Page to Amendment No. 5 to Amended and Restated Master Repurchase Agreement